Exhibit 99.1

News Release
For more information, please contact:
Teresa Paulsen	MEDIA
Vice President, Corporate Communication tel: 402-240-5210
Chris Klinefelter	ANALYSTS
Vice President, Investor Relations tel: 402-240-4154 www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS REAFFIRMS FISCAL 2010 EPS GUIDANCE AND LONG-TERM EPS GROWTH EXPECTATIONS AT CONSUMER CONFERENCE; ANNOUNCES $500 MILLION SHARE REPURCHASE PROGRAM
OMAHA, Neb., Feb. 16, 2010 —Today ConAgra Foods, Inc., (NYSE: CAG) will update the Consumer Analyst Group of New York (CAGNY) on the company’s progress and outlook at the CAGNY annual conference in Boca Raton, Fla. ConAgra Foods CEO Gary Rodkin, Consumer Foods President André Hawaux, and Executive Vice President and Chief Financial Officer John Gehring will discuss key strategic priorities and share the company’s current financial outlook.
“We are excited about the momentum under way at ConAgra Foods,” Rodkin said. “We made great progress over the last four years building the foundation for sustainable, profitable growth. ConAgra Foods has significant ongoing potential, based on the improvements we have made in our supply chain, sales execution, marketing, and innovation capabilities. The share repurchase program being announced today demonstrates our confidence in our ability to generate strong amounts of cash and to continue successfully executing our initiatives. This is truly an exciting time for ConAgra Foods.”
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Financial Goals and Share Repurchase
Regarding the financial goals that will be shared at the conference, the company expects the following:
•	Fiscal 2010 EPS to approach $1.73; based on the company’s performance for the fiscal year-to-date, the full-year goal of $1.73 suggests EPS approaching $0.83 in the second half of the fiscal year.

•	Annual sales growth of 3 to 4% over the long term.

•	Annual EPS growth of 8% to 10% over the long term.

•	Return on Invested Capital to approach 13-14% over the long term.
EPS amounts above refer to diluted earnings per share from continuing operations, excluding items impacting comparability.
The company also announced that its Board of Directors has approved a $500 million share repurchase authorization with no expiration date; this reflects the company’s strong cash position and positive cash flow outlook. The company plans to repurchase its shares periodically, depending on market conditions and other factors, and may do so in the open market or through privately negotiated transactions. The company expects this to be a multi-year program.
Presentation Details
In today’s presentation, Rodkin will detail the company’s improvements in culture, portfolio, marketing, innovation, supply chain, and customer focus, contrasting today’s ConAgra Foods with the company of four years ago. He’ll also provide direction on the company’s next phase, summarizing strategic priorities and plans to capitalize on the strong momentum. Hawaux will emphasize the significantly improved execution taking place in the Consumer Foods segment, focusing on customer programs and supply chain opportunities. The company expects to continue to generate substantial cost savings, primarily from supply chain efficiencies, and to use those savings to invest in marketing and innovation, and to drive earnings growth.
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For more details please refer to the presentation itself, which will be webcast live today at 9:15 a.m. EST at http://investor.conagrafoods.com and archived for one year.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip and many other ConAgra Foods brands in grocery, convenience, mass merchandise, and club stores. ConAgra Foods also has a strong business-to-business presence, supplying potato, other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.
Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, North Carolina manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.
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Regulation G Disclosure
Long-term EPS and ROIC guidance discussed in this release excludes items impacting comparability. The inability to predict the timing and amount of future items impacting comparability makes a detailed reconciliation of projections impracticable.
Continuing Operations
Below is a reconciliation of diluted earnings per share exclusive of items impacting comparability.
FY10 EPS Reconciliation for Regulation G Purposes

				Fiscal Year
	Q1 FY10	Q2 FY10	Q3 & Q4 FY10	Total
Diluted EPS from continuing operations	$0.37	$0.55

Items impacting comparability*:

(Benefit)/Expense related to mark-to-market impact of derivatives	0.01	(0.01)	**	**
(Benefit)/Expense of lower than planned effective tax rate	—	(0.02)

Diluted EPS excluding items impacting comparability			Approaching	Approaching
	$0.38	$0.52	$0.83 total	$1.73

*	Items impacting comparability are each rounded to the nearest penny.

**	The timing and amount of items impacting comparability cannot be determined at this time.
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